SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by Registrant:                         [X]
Filed by a Party other than the Registrant:  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
     (2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting   Materials  Pursuant  to   Section  240.14a-11(c)  or   Section
     240.14a-12

                                  Fossil, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                  Fossil, Inc.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee Required
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[ ]  Fee paid previously by written preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                                  FOSSIL, INC.
                            2280 N. Greenville Avenue
                             Richardson, Texas 75082

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 27, 1998

To the Stockholders of Fossil, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Fossil, Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company, 2280 N. Greenville Avenue, Richardson, Texas, on the 27th day of May 1998, at 4:00 p.m. (local time) for the following purposes:

          1. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to create a classified Board of Directors; and

          2. To elect seven (7) directors to serve for terms of one to three years, respectively, or until their respective successors are elected and qualified if Proposal 1 is approved, and to elect the same persons as directors for a term of one year if Proposal 1 is not approved; and

          3. To consider and act upon a proposal to amend the 1993 Long-Term Incentive Plan to increase the number of shares of common stock that may be made the subject of a grant; and

          4. To transact any and all other business that may properly come before the meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on April 3, 1998, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at such meeting or any adjournment(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at such meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for 10 days prior to the Annual Meeting.

     You are cordially invited to attend the meeting; whether or not you expect to attend the meeting in person, however, you are urged to mark, sign, date, and mail the enclosed form of proxy promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. Your proxy will be returned to you if you should be present at the meeting and should request its return in the manner provided for revocation of proxies on the initial page of the enclosed proxy statement.

                                           BY ORDER OF THE BOARD OF DIRECTORS


                                           /s/ T. R. Tunnell
                                           -------------------------------------
                                           T. R. Tunnell
                                           Senior Vice President, Development
                                           and Chief Legal Officer and Secretary

April 20, 1998
Richardson, Texas

                                  FOSSIL, INC.
                            2280 N. Greenville Avenue
                             Richardson, Texas 75082

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 27, 1998

                           ---------------------------

                          SOLICITATION AND REVOCABILITY
                                   OF PROXIES


     The accompanying proxy is solicited by the Board of Directors on behalf of Fossil, Inc., a Delaware corporation (the "Company"), to be voted at the 1998 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on May 27, 1998, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice") and at any adjournment(s) thereof. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon; if no direction is indicated, such shares will be voted for the election of directors and in favor of Proposals 1 and 3 as set forth on the accompanying Notice.

     The executive offices of the Company are located at, and the mailing address of the Company is, 2280 N. Greenville Avenue, Richardson, Texas 75082.

     Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

     This proxy statement (the "Proxy Statement") and accompanying form of proxy are being mailed on or about April 20, 1998. The Company's Annual Report to Stockholders covering the Company's fiscal year ended January 3, 1998, is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

     Any stockholder of the Company giving a proxy has the unconditional right to revoke his proxy at any time prior to the voting thereof either in person at the Annual Meeting by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to the Company addressed to T.R. Tunnell, Senior Vice President, Development, Chief Legal Officer and Secretary, Fossil, Inc., 2280 N. Greenville Avenue, Richardson, Texas 75082; no such revocation shall be effective, however, unless such notice of revocation has been received by the Company at or prior to the Annual Meeting.

     In addition to the solicitation of proxies by use of the mail, officers and regular employees of the Company may solicit the return of proxies, either by mail, telephone, telegraph, or through personal contact. Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries will, in connection with shares of common stock, par value $0.01 per share (the "Common Stock"), registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of Common Stock.

     The cost of preparing, printing, assembling, and mailing the Annual Report, the Notice, this Proxy Statement, and the enclosed form of proxy, as well as the reasonable cost of forwarding solicitation materials to the beneficial owners of shares of the Company's Common Stock, and other costs of solicitation, are to be borne by the Company.

                                QUORUM AND VOTING

     The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 3, 1998 (the "Record Date"). On the Record Date, there were 20,484,892 shares of Common Stock issued and outstanding. All references in this Proxy Statement to (i) numbers of shares of Common Stock and options and (ii) per share and related data have been adjusted to give effect to a three for two stock split declared on March 4, 1998, effected as a fifty percent (50%) stock dividend payable on April 8, 1998 to stockholders of record as of March 25, 1998 (the "3-for-2 Stock Dividend").

     Each holder of Common Stock is entitled to one vote per share on all matters to be acted upon at the meeting and neither the Company's Amended and Restated Certificate of Incorporation nor its Amended and Restated Bylaws allow for cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the Annual Meeting from time to time without notice or other announcement until a quorum is present or represented. Assuming the presence of a quorum, the affirmative vote of a majority of the issued and outstanding shares of Common Stock is required to approve Proposal 1, the affirmative vote of the holders of a plurality of the shares of Common Stock voting at the meeting is required for the election of directors in Proposal 2 and the affirmative vote of a majority of the outstanding shares of Common Stock present and entitled to vote at the Annual Meeting is required to approve Proposal 3.

     An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum. Each proposal is tabulated separately. Abstentions, with respect to any proposal other than the election of directors, will have the same effect as a vote against such proposal. Broker non-votes will have the same effect as a vote against the proposed amendment to the Amended and Restated Certificate of Incorporation contained in Proposal 1, but will have no effect on the outcome of the election of directors or Proposal 3.

            PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of Common Stock as of the Record Date by (i) each director of the Company; (ii) each Named Executive Officer (as defined in "Election of DirectorsCCompensation of Executive OfficersCExecutive Cash Compensation");
(iii) all present executive officers and directors of the Company as a group; and (iv) each other person known to the Company to own beneficially more than five percent (5%) of the Common Stock as of the Record Date. Unless otherwise noted, the persons named below have sole voting and investment power with respect to the shares shown as beneficially owned by them.


Name of Beneficial Owner              Number           Notes             Percent
------------------------              ------           -----             -------

Tom Kartsotis (1)................   7,977,562           (2)               38.9
Kosta N. Kartsotis (1)...........   3,710,857                             18.1
Michael W. Barnes................      93,937           (3)                  *
Richard H. Gundy.................     296,572           (4)                1.4
Mark D. Quick....................     107,625           (5)                  *
Jal S. Shroff (6)................     393,910           (7)                1.9
Kenneth W. Anderson..............      29,625           (8)                  *
Alan J. Gold.....................      37,125           (9)                  *
Donald J. Stone..................      29,550          (10)                  *
FMR Corp. (11)...................   1,500,000                              7.3
All executive officers             12,774,779                             60.7
and directors as a group
(11 persons)
(2) (3) (4) (5) (7) (8) (9) (10)

     * Less than 1%

(1) The address of such individual is 2280 N. Greenville Avenue, Richardson, Texas 75082.

(2) Includes 753,450 shares of Common Stock owned of record by Lynne Stafford Kartsotis, wife of Mr. Tom Kartsotis, as to which Mr. Kartsotis disclaims beneficial ownership, and 9,772 shares owned by Mr. Kartsotis as custodian for Annie Grace Kartsotis, his minor daughter.

(3) Includes 93,337 shares issuable pursuant to the exercise of stock options within 60 days of the Record Date.

(4) Includes 135,888 shares issuable pursuant to the exercise of stock options within 60 days of the Record Date. Also includes 7,500 shares owned by the Richard Gundy Trust, and 7,500 shares owned by the Richard Gundy Family Trust. Mr. Gundy is a trustee of each of these trusts.

(5) Includes 103,125 shares issuable pursuant to the exercise of stock options within 60 days of the Record Date.

(6) Mr. Shroff and his wife, Pervin J. Shroff, share voting and investment power with respect to 312,235 of the shares shown.

(7) Includes 47,812 shares issuable pursuant to the exercise of stock options within 60 days of the Record Date. Also includes indirect ownership of 33,862 shares issuable pursuant to the exercise of stock options within 60 days of the Record Date which are owned by Mrs. Shroff.

(8) Includes 22,125 shares issuable pursuant to the exercise of stock options within 60 days of the Record Date. Also includes 7,500 shares owned by the K.W. Anderson Family Limited Partnership. Mr. Anderson is managing general partner of the partnership and has sole voting and investment power with respect to those shares.

(9) Includes 22,125 shares issuable pursuant to the exercise of stock options within 60 days of the Record Date.

(10) Includes 22,125 shares issuable pursuant to the exercise of stock options within 60 days of the Record Date.

(11) Based on a Schedule 13G, dated February 14, 1998, filed by FMR Corp. ("FMR") with the Securities and Exchange Commission and the Company. The
     Schedule 13G discloses that Fidelity Management & Research Company (AFidelity@), a wholly-owned subsidiary of FMR and an investment adviser is the beneficial owner of 1,500,000 shares of Common Stock or 7.42% of the Common Stock of the Company as a result of acting as investment advisor to various companies registered under the Investment Company Act of 1940.

     Edward C. Johnson, 3rd. , FMR, through control of Fidelity and the funds, each has sole power to dispose of the 1,500,000 shares owned by the funds. Neither FMR, nor Edward C. Johnson, 3rd has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fund's Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by such Board of Trustees. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

                        ---------------------------------

                AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE
          OF INCORPORATION TO ESTABLISH A CLASSIFIED BOARD OF DIRECTORS
                                  (Proposal 1)


     The Board of Directors has unanimously approved and recommended that the stockholders adopt an amendment (the "Amendment") to the Company's Amended and Restated Certificate of Incorporation to divide the Company's Board of Directors into three approximately equal classes with staggered terms. The purpose of the Amendment is to promote continuity and stability in the Company's management and policies by making an attempted takeover of the Company more difficult. The proposed Amendment is not, however, in response to any efforts of which the Company is aware to accumulate the Company's Common Stock. Rather, the Board of Directors wishes to protect stockholder investments in the Company by ensuring that unsolicited bidders will not be in a position to place undue pressure on the ability of the Board of Directors to negotiate with any potential acquirer from the strongest practical position, which is in the interest of all stockholders.

     To implement the classified Board of Directors, the Amendment would permit Class I, Class II and Class III directors initially to be elected at the Annual Meeting for terms of one year, two years and three years, respectively. If the Amendment is adopted, Class I directors elected at the Annual Meeting will hold office until the 1999 Annual Meeting; Class II directors elected at the Annual Meeting will hold office until the 2000 Annual Meeting; and Class III directors elected at the Annual Meeting will hold office until the 2001 Annual Meeting; and, in each case, until their successors are duly elected and qualified or until their earlier death, resignation or removal. At each annual meeting commencing with the 1999 Annual Meeting, directors elected to succeed those in the class whose terms then expire will be elected for three-year terms so that the terms of one class of directors will expire each year. Thus, the stockholders will elect only approximately one-third of the directors at each annual meeting. In addition, the Board of Directors may fill any vacancies which occur for the remainder of the term of the director who ceases to be a director.

     Delaware law provides that the certificate of incorporation of a corporation may provide that the directors be divided into one, two or three classes, the terms of the directors initially to be classified as follows: the first class to expire at the annual meeting next ensuing; the second class one year thereafter; and the third class two years thereafter, and that at each annual election held after such classification, directors shall be elected for a full term. The Amendment is also consistent with the rules of the Nasdaq National Market on which the Company's Common Stock is traded.

     The Board of Directors believes that dividing the directors into three classes is advantageous to the Company and its stockho1ders because providing that directors will serve three-year terms rather than one-year terms increases the likelihood of continuity and stability in the policies formulated by the Board. While management has not experienced any problems with continuity in the past, it wishes to ensure that this experience will continue and believes that the staggered election of directors will promote continuity because only approximately one-third of the directors will be subject to election each year.

     The Amendment would significantly extend the time required to make any change in control of the Board and will tend to discourage any hostile takeover bid for the Company. Presently, a change in control of the Board can be made by the holders of a majority of the outstanding voting stock of the Company at a single annual meeting. Under the proposed Amendment, it will take at least two annual meetings for such stockholders to make a change in control of the Board, since only a minority of the directors will be elected at each meeting. Staggered terms would also guarantee that approximately two-thirds of the directors at any one time would have at least one year's experience as directors of the Company.

     The Amendment will make it more difficult for stockholders to change the composition of the Board even if stockholders believe such a change would be desirable. Because of the additional time required to change control of the Board, the Amendment will also tend to perpetuate incumbent management. The Amendment will increase the amount of time required for a takeover bidder to obtain control of the Company without the cooperation of the Board, even if the bidder were to acquire a majority of the Company's outstanding stock; accordingly, it will tend to discourage certain tender offers, perhaps including some offers that stockholders might deem to be in their best interest. As a result, stockholders may be deprived of opportunities to sell some or all of their shares in a tender offer. Tender offers for control usually involve a purchase price higher than the current market price and may involve a bidding contest between competing takeover bidders. The Amendment could also discourage open market purchases by a potential takeover bidder. Such purchases could temporarily increase the market value of the Company's Common Stock, enabling stockholders to sell their shares at a price higher than that which would otherwise prevail. Finally, the Amendment could decrease the market price of the Company's Common Stock by making the stock less attractive to persons who invest in securities in anticipation of an increase in price if a takeover attempt develops.

     The  complete  text of the  proposed  amendment  to the third  paragraph of
Article V is as follows:

     The Board of Directors shall consist of such number of directors that, from time to time, shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws so provide.

     The directors to be elected at the 1998 Annual Meeting of Stockholders shall be divided into three classes as nearly equal in number as possible, and designated as Class I, Class II and Class III. Class I directors shall be elected initially for a term expiring at the 1999 Annual Meeting of Stockholders, Class II directors shall be elected initially for a term expiring at the 2000 Annual Meeting of Stockholders, and Class III directors shall be elected initially for a term expiring at the 2001 Annual Meeting of Stockholders. Members of each class shall hold office until their successors are elected and qualified. At the 1999 Annual Meeting of Stockholders and at each subsequent annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting, to hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election, and until their successors are elected and qualified.

     For information regarding the nominees for election to the Board of Directors at the Annual Meeting and the class of directors in which each director will initially serve if the Amendment is adopted, see Proposal No. 2 below.

     The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws presently contain other provisions having an anti-takeover effect. The proposal to create a classified board of directors is not part of a plan by management to adopt a series of anti-takeover measures and the Company does not presently intend to propose other anti-takeover amendments in future proxy solicitations.

     The Company's Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to the Certificate of Incorporation or Bylaws to be brought before meetings of stockholders of the Company. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of the Company prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of the Company not less than 90 days nor more than 180 days prior to an annual meeting or, in the case of a special meeting, not less than 40 days nor more than 60 days prior to such meeting (or if fewer than 50 days' notice or prior public disclosure of the meeting date is given or made by the Company, not later than the seventh day following the day on which the notice was mailed or such public disclosure was made). The notice must contain certain information specified in the Bylaws. In addition, the Company's Bylaws require that any action taken by the stockholders to remove one or more directors without cause or to amend, alter or repeal the Bylaws be approved by the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of capital stock of the Company.

     The Company has 1,000,000 authorized and unissued shares of Preferred Stock. The existence of authorized but unissued Preferred Stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy consent or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in the Company's best interests, the Board of Directors could cause shares of Preferred Stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group or create a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors. In this regard, the Company's Certificate of Incorporation grants the Board of Directors broad power to establish the rights and preferences of authorized and unissued Preferred Stock. The issuance of shares of Preferred Stock pursuant to the Board of Director's authority described above could decrease the amount of earnings and assets available for distribution to holders of Common Stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company. The Board of Directors does not currently intend to seek stockholder approval prior to any issuance of Preferred Stock, unless otherwise required by law.

     The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Laws. In general, subject to certain exceptions,
Section  203  prohibits  a Delaware  corporation  from  engaging  in a "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned by (x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Section 203 defines a "business combination" to include certain mergers, consolidations, asset sales and stock issuances and certain other transactions resulting in a financial benefit to an "interested stockholder." In addition, Section 203 defines an "interested stockholder" to include any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such an entity or person.


   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO
       THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO
                     CREATE A CLASSIFIED BOARD OF DIRECTORS
                  ---------------------------------------------

                              ELECTION OF DIRECTORS
                                  (Proposal 2)

     By resolution of the Board of Directors at its meeting on March 3, 1998, the number of directors composing the Board of Directors has been set at seven. The directors elected at the Annual Meeting will hold office until his successor is duly elected and qualified. Assuming stockholder approval of Proposal 1, Messrs. Anderson and Barnes will hold office until the 1999 Annual Meeting (Class I), Messrs. Gold and Kosta Kartsotis will hold office until the 2000 Annual Meeting (Class II), and Messrs. Stone and Tom Kartsotis and Shroff will hold office until the 2001 Annual Meeting (Class III). If Proposal 1 is not approved by the stockholders, all directors will be elected to hold office until the 1999 Annual Meeting.

Directors and Nominees

     Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to nominate and to vote the shares represented by such proxy for the election of the following named nominees for the office of director of the Company. Each of the nominees is presently a director of the Company.

     The following table and text set forth the name, age and positions of each nominee:

         Name                           Age                  Position
         ----                           ---                  --------

Tom Kartsotis..............             38       Director, Chairman of the Board
                                                 and Chief Executive Officer

Kosta N. Kartsotis.........             45       Director,  President  and Chief
                                                 Operating Officer

Michael W. Barnes..........             37       Director  and   Executive  Vice
                                                 President

Jal S. Shroff..............             61       Director and  Managing Director
                                                 of Fossil (East) Limited

Kenneth W. Anderson........             64       Director

Alan J. Gold...............             64       Director

Donald J. Stone............             69       Director


     Tom Kartsotis has served as Chairman of the Board and Chief Executive Officer since December 1991. Mr. Tom Kartsotis founded the Company in 1984 and served as its President until December 1991. He has been a director of the Company since 1984.

     Kosta N. Kartsotis has served as President and Chief Operating Officer since December 1991. Mr. Kosta Kartsotis joined the Company in 1988 and served as Vice President -- Marketing until December 1991. He has been a director of the Company since 1990.

     Michael W. Barnes has served as Executive Vice President since February 1995. Mr. Barnes served as Senior Vice President -- International from August 1994 until February 1995. From December 1993 until August 1994, Mr. Barnes served as Senior Vice President -- Operations. Mr. Barnes joined the Company in 1985 and served as Vice President -- Operations until December 1991. He served as a director of the Company from 1985 until March 1992. Mr. Barnes has been a director of the Company since he was re-elected to the Board of Directors in February 1993.

     Jal S. Shroff has served as Managing Director of Fossil (East) Limited ("Fossil East") since January 1991 and has been a director of the Company since April 1993. Mr. Shroff joined S. Framjee & Co., a privately held trading company headquartered in Hong Kong, and has served as its Managing Director since a date prior to 1992.

     Kenneth W. Anderson has been a director of the Company since April 1993. Mr. Anderson was a co-founder of Blockbuster Entertainment Corporation, a video rental company, and served as its President from 1985 until 1987.

From 1987 to 1991, Mr. Anderson served in various positions with Amtech Corporation, a remote electronic identification technology company, which he co-founded, including as the Chairman of its Executive Committee.

     Alan J. Gold has been a director of the Company since April 1993. Mr. Gold was the founder of Accessory Lady, a women's fashion accessory retail chain, and served as its President until 1992. Mr. Gold is currently President of Goldcor Investments.

     Donald J. Stone has been a director of the Company since April 1993. Mr. Stone served as Vice Chairman of Federated Department Stores until February 1988, at which time he retired.

     The Board of Directors does not contemplate that any of the above-named nominees for director will refuse or be unable to accept election as a director of the Company, or be unable to serve as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors.

     Mr. Tom Kartsotis and Mr. Kosta N. Kartsotis are brothers. There are no other family relationships among any of the directors, director nominees or executive officers of the Company.

Board Committees and Meetings

     The Board of Directors has established two standing committees: the Audit Committee and the Compensation Committee. Messrs. Stone, Anderson and Gold serve on the Audit Committee and the Compensation Committee. The functions of the Audit Committee are to recommend to the Board of Directors the appointment of independent auditors, to review the plan and scope of any audit of the Company's financial statements and to review the Company's significant accounting policies and other related matters. The Audit Committee held two meetings during the fiscal year ended January 3. 1998. The functions of the Compensation Committee are to make recommendations to the Board of Directors regarding the compensation of senior officers and to administer the 1993 Long-Term Incentive Plan (the "Incentive Plan"). The Compensation Committee held one meeting during the fiscal year ended January 3. 1998.

     The Board of Directors held four meetings during the fiscal year ended January 3. 1998. During 1997 each director attended, in person or by conference call, all of the meetings of the Board of Directors and the meetings held by all committees of the Board on which such director served.

Director Compensation

     The Company pays an annual retainer of $15,000 to each nonemployee director. In addition, the Company pays each nonemployee director a fee of $1,000 for each meeting of the Board of Directors or any committee thereof which he attends. The Company also reimburses its directors for ordinary and necessary travel expenses incurred in attending such meetings.

     Nonemployee Director Stock Option Plan. The Board of Directors and the stockholders of the Company has approved the adoption of the 1993 Nonemployee Director Plan (the "Nonemployee Director Plan"). Pursuant to the Nonemployee Director Plan each Nonemployee Director receives a grant of 7,500 non-qualified stock options on the date he becomes a director of the Company and on the first day of each calendar year, each Nonemployee Director receives a grant of an additional 4,500 non-qualified stock options, so long as he is then serving as a Nonemployee Director. The grant of options pursuant to the Nonemployee Director Plan is automatic. After giving effect to the 3-for-2 Stock Dividend, an aggregate of 150,000 shares of Common Stock have been authorized for issuance pursuant to the Nonemployee Director Plan, of which 90,000 shares were subject to outstanding options on the Record Date.

     Options granted pursuant to the Nonemployee Director Plan will become exercisable (i) with respect to 50% of the total number of shares subject thereto, on the first anniversary of the date of grant and (ii) with respect to the remaining shares subject thereto, in installments of 25% of such shares on the second and third anniversaries of the date of grant. The exercise price of options granted pursuant to the Nonemployee Director Plan shall be the fair market value of the Common Stock on the date of grant. Such exercise price must be paid in full in cash at the time an option is exercised. The term of options granted under the Nonemployee Director Plan will expire on the earliest of (i) ten years from the date of grant, (ii) one year after the optionee ceases to be a director by reason of death or disability or (iii) three months after the optionee ceases to be a director for any reason other than death or disability.

     The Nonemployee Director Plan provides that the Board of Directors may make certain adjustments to the exercise price and number of shares subject to options granted thereunder in the event of a stock split, stock dividend, combination or reclassification or certain other corporate transactions. Subject to certain limitations, the Board of Directors is authorized to amend the Nonemployee Director Plan as it deems necessary, but no amendment may adversely affect the rights of an optionee with respect to an outstanding option without his consent. The Compensation Committee of the Board of Directors is not responsible for the administration of the Nonemployee Director Plan.

Executive Officers

     The name, age, current position with the Company, and the principal occupation during the last five years of executive officers Messrs. Tom Kartsotis, Kosta N. Kartsotis and Michael W. Barnes and the year each first became an executive officer of the Company is set forth above under the caption "Directors and Nominees" and with respect to each remaining executive officer is set forth in the following table and text:

Name                               Age    Position
----                               ---    --------

Richard H. Gundy..............     55     Executive Vice President
Randy S. Kercho...............     41     Executive Vice President, Chief
                                          Financial Officer and Treasurer
Mark D. Quick.................     49     Executive Vice President
T. R. Tunnell.................     44     Senior  Vice  President,  Development,
                                          Chief Legal Officer and Secretary

     Richard H. Gundy has served as Executive Vice President of the Company since April 1994. From a date prior to 1992, Mr. Gundy served as Executive Vice President and Director of County Seat Stores, Inc., a national retailer of apparel and fashion accessories.

     Randy S. Kercho has served as Executive Vice President and Chief Financial Officer of the Company since March 1997. Mr. Kercho served as Senior Vice President and Chief Financial Officer of the Company from February 1995 until March 1997 and has served as Treasurer since May 1995. Mr. Kercho served as Vice President and Chief Financial Officer from May 1993 until February 1995 and served as Vice President - Finance from May 1992 until May 1993. Prior to May 1992, Mr. Kercho served as Vice President, Controller, Treasurer and Secretary of BSN Corp., a publicly traded consumer products company.

     Mark D. Quick has served as Executive Vice President since March 1997. Mr. Quick is responsible for the Company's fashion accessory lines including, handbags, small leather goods, belts and sunglasses. From November 1995 until March 1997 he served as Senior Vice President - Accessories. From a date prior to 1992, Mr. Quick served as Senior Vice President - General Merchandise Manager of Foley's (currently part of May Co.).

     T.R. Tunnell has served as Senior Vice President, Development, Chief Legal Officer and Secretary of the Company since December 1996. Mr. Tunnell served as Vice President and General Counsel of Pillowtex Corporation from April 1996 until December 1996. Mr. Tunnell served as Vice President, Secretary and General Counsel of the Company from September 1993 until April 1996. From a date prior to 1992, Mr. Tunnell was employed by Mary Kay Cosmetics, Inc. as Vice President, Legal Operations and Assistant Secretary.

Key Employees

         The following table and text set forth certain information regarding other key employees of the Company.


Name                                 Age    Position
---------------------------------- -------- ------------------------------------
---------------------------------- -------- ------------------------------------

Suzanne Amundsen                     40     Vice President, Product Development
Dairmuid Bland                       42     Senior Vice President, Product
                                            Development
Gary A. Bollinger                    50     Senior Vice President, International
Heath Carr                           31     Vice President, Promotional Products
Robert V. Fiore                      53     Vice President, Midwest Region
Cheri J. Friedman                    41     Vice President, Northeast Region
Mark Ginsberg                        43     Vice President, Armani Products
John Gonzales                        45     Vice President, Distribution
                                            Operations
Kurt Hagen                           29     Vice President, European Operations
Timothy G. Hale                      37     Vice President and Image Director
J. Dan Heard                         37     Senior Vice President, Operations
Don Hicks                            36     Chief Accounting Officer
David R. Moore                       37     Vice President, Eyewear
Monica A. Nicholson                  34     Controller
Tom Olt                              51     Vice President, Stores and Real
                                            Estate
Margo Pieper                         36     Vice President, Southwest Region
Daniel M. Smith                      60     Senior Vice President, RELIC/Private
                                            Label
Gail Stoke                           44     Vice President, Women's Leathers
Steve Street                         33     Vice President, Planning and
                                            Inventory Management
John Talbot                          39     Vice President, Marketing
Sarah White                          33     Vice President, Product Design for
                                            Leathers
Dora A. Yarid                        37     Vice President, Western Region


     Suzanne Amundsen has served as Vice President - Product Development since October 1993. Ms. Amundsen is responsible for certain of the Company's private label watch accounts as well as watch product development for the Company's RELIC and premium product divisions. From a date prior to 1992 until October 1993, Ms. Amundsen was employed by Innovative Time, Inc. where she most recently served as Senior Vice President.

     Dairmuid Bland has served as Senior Vice President, Product Development since February 1998. Mr. Bland served as Vice President - Product Development from July 1996 until February 1998. Mr. Bland is responsible for new product development of FOSSIL watches and certain licensed watch brands. From December 1993 until June 1996, Mr. Bland was employed by Timex Corporation as Vice President Marketing and Sales - Fashion Brands / Asia. From a date prior to 1992 until December 1993, Mr. Bland served as General Manager - International Watch Division of Dickson Concepts International, Ltd.

     Gary A. Bollinger has served as Senior Vice President - International since February 1997. Mr. Bollinger served as Vice President - International from February 1993 until February 1997. Mr. Bollinger joined the Company in May 1992 and served as Manager - International until February 1993. From a date prior to 1992 until May 1992, Mr. Bollinger served as Divisional Merchandise Manager of Foley's (currently a division of May Co.).

     Heath Carr has served as Vice President - Promotional Products since June 1997. Mr. Carr is responsible for the sales and operations of the promotional products division of the Company. From February 1996 until June 1997, Mr. Carr was Vice President - Operations/ Fossil East. From August 1994 until February 1996, he served as Division Manager, Order Management Department. From February 1994 until August 1994, he served as Group Manager, Order Management Department. From a date prior to 1993 until February 1994, he served as Order Management Department Manager.

     Robert V. Fiore has served as Vice President - Midwest Region since January 1992. Prior to 1992, Mr. Fiore was an independent sales representative for the Company and was responsible for sales of the Company's products in the Midwest region, including the Chicago area.

     Cheri J. Friedman has served as Vice President - Northeast Region since January 1992. From a date prior to 1992, Ms. Friedman was an independent sales representative for the Company in the Northeast region and operated her own showroom in which the Company's watches were displayed in New York City.

     Mark Ginsberg has served as Vice  President,  Armani  Products  since March
1998. Mr. Ginsberg is responsible for sales of Emporio Armani products worldwide. From a date prior to 1993 until March 1998, Mr. Ginsberg was Sales Manager for Knoll, Inc.

     John Gonzales has served as Vice President, Distribution Operations since February 1998. Mr. Gonzales is responsible for the warehousing and distribution operations in the United States. From September 1995 until February 1998, Mr. Gonzales served as Director of Distribution for the Company. From a date prior to 1993, Mr. Gonzales served as General Warehouse Manager for M.J. Designs.

     Kurt Hagen has served as Vice President - European Operations since August 1996. Mr. Hagen is responsible for managing the Company's operations in Traunstein, Germany. Prior to February 1992, Mr. Hagen served as Data Processing Manager. From February 1992 until 1994, Mr. Hagen served as Purchasing/Data Processing Group Manager. In 1994, Mr. Hagen was promoted to International Group Manager. From February 1996 until August 1996, Mr. Hagen served as Division Manager, Order Management Department.

     Timothy G. Hale has served as Vice President and Image Director since December 1991. Mr. Hale is responsible for coordinating the activities of the Company's in-house advertising department. Mr. Hale joined the Company in 1987 and served as manager of creative services from 1987 until December 1991.

     J. Dan Heard has served as Senior Vice President - Operations since February 1995. Mr. Heard is responsible for the Company's domestic operations, distribution and information systems functions. From a date prior to 1992 until 1995, Mr. Heard was employed by The Bonneau Company, Inc., a Dallas-based eyewear manufacturer and marketer where he most recently served as Chief Operating Officer.

     Don Hicks has served as Chief Accounting Officer since September 1997. From April 1997 until September 1997, he served as Vice President and Controller of HealthCor Holdings, Inc. a publicly held home healthcare services company. From a date prior to 1993 until November 1996, Mr. Hick was employed by Maxum Health Corp. where he initially served as Director of Accounting followed by Controller and Chief Accounting Officer

     David R. Moore has served as Vice President - Eyewear since August 1995 and served as Division Merchandising Manager from September 1994 until August 1995. From a date prior to 1992 until August 1994, Mr. Moore was employed at The Bonneau Company, Inc., a Dallas-based eyewear manufacturer and marketer, where he most recently served as Vice President of Marketing and Merchandising.

     Monica A. Nicholson has served as Controller since July 1995. Ms. Nicholson joined the Company as Senior Accountant in January 1992, and served in that capacity until February 1994. Ms. Nicholson served as Accounting Manager from February 1994 until July 1995.

     Tom Olt has served as Vice President - Stores and Real Estate since September 1994. Mr. Olt is responsible for the development and operation of the Company's outlet and retail stores. From 1993 until September 1994, Mr. Olt served as Vice President of Sales for Pier 1 Imports, Inc. From 1992 until 1993, Mr. Olt was President of Scandia Down.

     Margo Pieper has served as Vice President, Southwest Region since February 1998. Ms. Pieper is responsible for sales of the Company's products in the Southwest region. From a date prior to 1993 until February 1998, Ms. Pieper served as Southwest Regional Manager for the Company.

     Daniel M. Smith has served as Senior Vice President - RELIC / Private Label since March 1996. Mr. Smith is responsible for the marketing and sale of the Company's RELIC and Private Label watches. From February 1995 until March 1996 Mr. Smith served as Senior Vice President - RELIC Division and as Vice President
- RELIC Division from a date prior to 1992 until February 1995.

     Gail Stoke has served as Vice President, Women's Leathers since February 1998. Ms. Stoke is responsible for sales of the Company's women's leather goods. From July 1994 until February 1998, Ms. Stock served in the positions as Account Executive and National Sales Manager for Women's Leathers. From a date prior to 1993 until July 1994, Ms. Stoke was Senior Account Executive for Liz Claiborne.

     Steve Street has served as Vice President, Planning and Inventory Management since February 1998. From February 1995 until February 1998, Mr. Street served as Division Manager, Order Management for the Company. From August 1993 until February 1995, Mr. Street served as Merchandise Planner for County Seat Stores. From a date prior to 1993 until August 1993, he served as General Merchandise Manager for Big & Tall Shoppes.

     John Talbot has served as Vice President, Marketing since November 1997. From June 1997 until November 1997, Mr. Talbot was self-employed. From June 1996 until May 1997, he served as Vice President, Marketing for Buster Brown Apparel. From a date prior to 1993 until June 1996, Mr. Talbot was Vice President, Merchandising for Buster Brown Apparel.

     Sarah White has served as Vice President, Product Design for Leathers since February 1998. Ms. White is responsible for the design and development of leather goods for men and women. From September 1996 until February 1998, Ms. White served as Design Director for the Company. From December 1994 until September 1996, she served as a Designer for the Company. From July 1994 until December 1994, she was Director of Accessories for Cole Haan. From March 1994 until June 1994, Ms. White served as a Designer for the Company. From September 1993 until March 1994, Ms. White was Product Coordinator for Lane Bryant. From a date prior to 1993 until September 1993, she was an Associate Design Director for Liz Claiborne.

     Dora A. Yarid has served as Vice President - West Region since February 1993. Ms. Yarid joined the Company in 1990 and served as manager for the Company's south central region from 1990 to 1992 and as Manager - Midwest Region from 1992 until February 1993.

Compensation of Executive Officers

     The total compensation paid for the 1997, 1996 and 1995 fiscal years, respectively, to the Chief Executive Officer, Mr. Tom Kartsotis, and the other four most highly paid executive officers who received cash compensation in excess of $100,000 for the fiscal year ended January 3, 1998 (collectively, the "Named Executive Officers"), is set forth below in the following Summary Compensation Table:


                           SUMMARY COMPENSATION TABLE

                                                                            Long-Term
                                                                          Compensation
                                             Annual Compensation(1)          Awards(2)
                                         ---------------------------------------------------------------------


                                                                           Securities
                                Fiscal                                     Underlying          All Other
Name & Principal Position        Year       Salary ($)       Bonus($)     Options(#)(3)      Compensation

--------------------------------------------------------------------------------------------------------------
Tom Kartsotis                    1997              262,500          -0-              -0-            6,149 (6)
Chairman of the Board, Chief     1996              272,932          -0-              -0-            2,611 (4)
Executive Officer  and           1995              262,500          -0-              -0-            4,006 (5)
Director

Kosta N. Kartsotis               1997              254,000          -0-              -0-           2,290 (11)
President, Chief Operating       1996              264,807          -0-              -0-                  -0-
Officer and Director             1995              255,000          -0-              -0-                  -0-

Michael W. Barnes                1997              218,846          -0-           37,500           10,996 (6)
Executive Vice President and     1996              212,062          -0-           75,000            2,994 (4)
Director                         1995              202,500          -0-           30,000            4,400 (5)

Richard H. Gundy                 1997              250,000          -0-           30,000             4,387(4)
Executive Vice President         1996              257,515          -0-      158,572 (8)            4,841 (9)
                                 1995              250,000          -0-           30,000           6,865 (10)

Mark D. Quick                    1997              210,385          -0-           37,500            4,199 (4)
Executive Vice President         1996              181,731          -0-              -0-                  -0-
                                 1995           16,827 (7)          -0-          112,500                  -0-

----------------------------------------

(1) The Company's executive officers did not receive any other annual compensation in addition to salary and cash bonuses during the applicable reporting periods, therefore the "Other Annual Compensation" column has been omitted.

(2) During the applicable reporting periods, no awards of restricted stock were made as Long-Term Compensation, therefore the column "Restricted Stock Award(s)" has been omitted from the Summary Compensation Table.

(3) The column for 1996 includes all options repriced for such Named Executive Officer during 1996, as described in the Ten-Year Option/SAR Repricing Table set forth below. As a result, the number of options shown as granted during 1996 to such Named Executive Officer may be duplicative since these numbers include options that were granted in exchange for the cancellation of options granted to such Named Executive Officer during prior years.

(4) Includes employee matching contributions under the 1993 Fossil, Inc. Savings and Retirement Plan (the "Retirement Plan") to the Named Executive Officers.

(5) Includes employer matching contributions under the Retirement Plan to the Named Executive Officers in the following amounts: Mr. Tom Kartsotis - $2,776; and Mr. Barnes - $3,000. Also includes redistributions of excess contributions under the Plan to the Named Executive Officers in the following amounts: Mr. Tom Kartsotis - $1,230; and Mr. Barnes - $1,400.

(6) Include employer matching contribution under the Retirement Plan to the Named Executive Officers in the following amounts: Mr.. Tom Kartsotis - $5,701; and Mr. Barnes - $9,292. Also includes dollar value of premiums paid by the Company on term life insurance policies on the Named Executive Officers as follows: Mr. Tom Kartsotis - $1,078; and Mr. Barnes - $1,704.

(7) Mr. Quick joined the Company in November 1995. The amount shown represents the pro rata portion of Mr. Quick's 1995 base salary of $175,000 for the period during which he was employed by the Company.

                                       14

(8) Includes options exercisable for 30,000 shares that were granted during 1996 and options exercisable for 128,572 shares that were repriced during 1996.

(9)  Includes  $2,052  representing  the dollar  value of  premiums  paid by the
     Company  on  a  term  life  insurance   policy  on  Mr.  Gundy  and  $2,789
     representing employer matching contributions under the Retirement Plan.

(10) Includes  $4,365  representing  the dollar  value of  premiums  paid by the
     Company  on  a  term  life  insurance   policy  on  Mr.  Gundy  and  $2,500
     representing employer matching contributions under the Retirement Plan.

(11) Represents the dollar value of premiums paid by the Company on term life insurance policies on Mr. Kosta Kartsotis.


     The following table discloses, for each of the Named Executive Officers, options granted during the fiscal year ended January 3, 1998 and the potential realizable values for such options:


                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR


                                                                                      Potential Realizable
                                                                                     Value at Assumed Annual
                                                                                      Rates of Stock Price
                                           Individual Grants                              Appreciation
                                                                                         for Option Term
---------------------------------------------------------------------------------------------------------------
                                       % of Total
                                     Options/Shares                Market
                                       Granted to    Exercise     Price at
                      Options/SARs    Employees in    or Base     Date of    Expiration     5% (2)      10% (2)
Name                   Granted (#)   Fiscal Year (1)   Price       Grant        Date        5% (2)      10% (2)
---------------------------------------------------------------------------------------------------------------

Tom Kartsotis                 -0-          --            --          --          --           --          --

Kosta N. Kartsotis            -0-          --            --          --          --           --          --

Michael W. Barnes       37,500(3)         7.40%       $8.33(4)     $8.33       2/6/07      $196,530    $498,045

Richard H. Gundy        30,000(3)         5.92%       $8.33(4)     $8.33       2/6/07      $157,224    $398,436

Mark D. Quick           37,500(3)         7.40%       $8.33(4)     $8.33       2/6/07      $196,530    $498,045

--------------------

(1) Represents the percentage of options/shares granted to all employees pursuant to the Incentive Plan during the 1997 fiscal year.

(2) These dollar amounts represent the value of the option assuming certain rates of appreciation from the market price of the Common Stock at the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this column will be achieved.

(3) These options were granted pursuant to the Incentive Plan and become exercisable with respect to 50% of such options on the first anniversary date of the grant, with respect to 25% of such options on the second anniversary date of the grant, and as to 25% on the third anniversary date of the grant, cumulatively.

(4) Pursuant to the Incentive Plan under which this option was granted, the exercise price was the closing price of a share of Common Stock on the Nasdaq National Market on the date of grant.


     The following table describes for each of the Named Executive Officers options exercised and the potential realizable values for their options at January 3, 1998:


                         AGGREGATED OPTION/SAR EXERCISES
                    AND OPTION/SAR VALUES AT JANUARY 3, 1998


                                                          Number of Securities                 Value of Unexercised
                                                         Underlying Unexercised                    In-the-Money
                                                             Options/SARs at                     Options/SARs at
                                                           January 3, 1998 (#)                 January 3, 1998 (1)
                                                         ----------------------                ---------------------
                           Shares
                         Acquired on       Value
Name                    Exercise (#)    Realized($)   Exercisable          Unexercisable     Exercisable          Unexercisable
---------------------- ---------------- ------------ --------------      ---------------    --------------       ----------------

Tom Kartsotis                --              --            --                    --               --                    --

Kosta N. Kartsotis           --              --            --                    --               --                    --

Michael W. Barnes          6,000          $71,000        60,150(2)            67,875(3)       $560,915               $650,656

Richard H. Gundy             -0-            N/A         173,572(4)            45,000(5)     $1,621,438               $411,250

Mark D. Quick                -0-            N/A          84,375(6)            65,625(7)       $815,625               $565,625

---------------

(1) Based on $16.16 per share of Common Stock, which was the closing price per share of Common Stock on January 2, 1998 on the Nasdaq National Market, minus the exercise price of "in-the-money" Options/SARs.

(2) The exercise prices of such Options are (i) $5.00 per share with respect to 12,000 options, (ii) $10.33 per share with respect to 12,750 options, (iii) $8.70 per share with respect to 14,775 options, and (v) $4.41 with respect to 20,625 options.

(3) The exercise prices of such Options are (i) $4.41 per share with respect to 30,375 options, and (ii) $8.33 with respect to 37,500 options.

(4) The exercise prices of such Options are (i) $6.66 per share with respect to 128,572 options, (ii) $8.70 per share with respect to 30,000 options, and
     (iii) $4.41 with respect to 15,000 options.

(5) The exercise prices of such Options are (i) $4.41 per share with respect to 15,000 options, and (ii) $8.33 with respect to 30,000 options.

(6)  The exercise price of such Options is $6.50 per share.

(7) The exercise prices of such Options are (i) $6.50 per share with respect to 28,125 options, and (ii) $8.33 with respect to 37,500 options.


Compensation  Arrangements

     The Company has entered into letter agreements with Mr. Richard H. Gundy and Mr. Mark D. Quick (each an "Executive") dated April 1, 1994 and October 5, 1995, respectively, regarding the compensation to be paid to the Executive in the event his employment is terminated by the Company prior to the third anniversary of the Executive's employment with the Company (the "Expiration Date"). In such event, the Executive is entitled to receive salary continuation at his then current salary from the date of such termination until the Expiration Date. No such payments shall be payable, however, in the event that such Executive's employment is terminated by reason of his death or voluntary termination prior to the Expiration Date. Each Executive's employment may be terminated by either party effective upon written notice to the other party. The Company negotiated the terms of the Executive's employment with the Company at arm's length.

Compensation Committee Report on Executive Compensation

     In March 1993, the Board of Directors established a Compensation Committee to review and make recommendations to the Board of Directors regarding the compensation of senior management and to administer the Incentive Plan. The Committee is charged with reviewing with the Board of Directors all aspects of compensation for the executive officers of the Company.

Compensation Philosophy.
-----------------------

     The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its strategic business objectives. These objectives include achieving further growth in its watch and fashion accessories businesses and capitalizing on growing consumer awareness of the FOSSIL brand name by expanding the scope of its product offerings to additional categories of fashion accessories. Additional objectives include preserving a strong financial posture, increasing the assets of the Company and positioning the Company's assets and business operations in selected international markets and product segments that offer long term growth opportunities and enhance stockholder value. The accomplishment of these objectives is measured against conditions prevalent in the industry within which the Company operates, which, in recent years have been highly competitive.

Compensation Vehicles.
---------------------

     The available forms of executive compensation currently include base salary, cash bonus awards and stock options. Performance of the Company is a key consideration. The Company's compensation policy recognizes, however, that stock price performance is only one measure of performance and, given industry business conditions and the long term strategic direction and goals of the
Company, it may not necessarily be the best current measure of executive performance. Therefore, the Company's compensation policy also gives consideration to the Company's achievement of specified business objectives when determining executive officer compensation. An additional objective of the Compensation Committee in determining compensation has been to reward executive officers with equity compensation in addition to salary in keeping with the Company's overall compensation philosophy, which attempts to place equity in the hands of its employees in an effort to further instill stockholder considerations and values in the actions of all the employees and executive officers.

     Compensation paid to executive officers is based upon a Company-wide salary structure consistent for each position relative to its authority and responsibility compared to industry peers. Individual awards under the 1993 Fossil, Inc. Long-Term Incentive Plan (the "Incentive Plan") were determined on the basis of a subjective evaluation of the executive officer's ability to influence the Company's long term growth and profitability, including such factors as degree of management responsibility, performance of departments under his management or supervision, excellence of work product, commitment to accomplishing the Company's goals as reflected by time committed, constructiveness of working relationships with other executive officers and staff, and assumption of responsibility and initiative.

     As of January 3, 1998, a total of 1,663,560 options under the Incentive Plan were issued and outstanding to executive officers and other key employees. These awards were intended to assure the stability of the Company's management team as well as to provide incentives for individual performance that coincide with the enhancement of stockholder value. The Committee believes that it is important during this period of Company growth to use stock options for its executive officers as a cornerstone of incentive compensation to tie their success directly to the growth of stockholder value.

Chief Executive Officer Compensation.
------------------------------------

     The Compensation Committee considered a number of factors in reviewing and approving the Chief Executive Officer's (the "CEO") compensation for 1997. In addition to stock price performance, the factors considered by the Committee
included      an      evaluation      of      CEO      compensation       levels
for other comparable companies in the industry, the achievement of specified business objectives during the prior fiscal year, including increasing the market awareness of the FOSSIL brand, the expansion of the business into additional accessory lines, improving revenues, income and operating cash flow, and developing the ability of the Company to expand internationally. Based on these considerations, a fiscal 1997 salary level of $262,500 was judged by the Compensation Committee to be fair and appropriate for the most senior executive officer of the Company, taking into account the level of salary compensation paid to other executive officers of the Company and in comparison to the CEO's industry peers. The CEO did not receive any grants of stock options in 1997.

Corporate Tax Deduction on Compensation.
---------------------------------------

     Federal income tax legislation has limited the deductibility of certain compensation paid to the CEO and the four other most highly compensated executive officers of the Company to $1,000,000 annually to such officers. To the extent readily determinable, and as one of the factors in its consideration of compensation matters, the Compensation Committee takes into account any anticipated tax treatment to the Company and to the executive officers of the available compensation vehicles. Some types of compensation and the deductibility of those expenses for federal income tax purposes depend upon the timing of an executive's vesting or exercise of previously granted rights. In addition, interpretation of, and changes in, the tax laws also affect the deductibility of certain compensation expenses. To the extent reasonably practicable, and to the extent it is within the Compensation Committee=s control, the Compensation Committee intends to limit executive compensation under ordinary circumstances to that which is deductible under Section 162(m) of the Internal Revenue Code of 1986. In doing so, the Compensation Committee may utilize alternatives (such as deferring compensation or establishing performance based compensation plans for covered employees) for qualifying executive compensation for deductibility and may rely on grand fathering provisions with respect to existing contractual commitments.

                                                  COMPENSATION COMMITTEE

                                                  Kenneth W. Anderson
                                                  Alan J. Gold
                                                  Donald J. Stone


Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. No executive officer of the Company served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served as a director of the registrant.

Common Stock Performance Graph

     The following performance graph compares the cumulative return of the Company's Common Stock since the date of the Company's initial public offering on April 8, 1993 (the "Offering"), with that of the Broad Market (CRSP Total Return Index of the Nasdaq Stock Market (US)) and the Nasdaq Retail Trade Stocks. Each Index assumes $100 invested at April 8, 1993 and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.

                         1997 COMPARATIVE TOTAL RETURNS
                      Fossil, Inc., Nasdaq Stock Market and
                     Nasdaq Stock Market Retail Trades Group
                     (Performance Results through 12/31/97)


                               [GRAPHIC OMITTED]


===================================================================================

                         4/8/93    12/31/93  12/30/94  12/29/95  12/31/96  12/31/97
-----------------------------------------------------------------------------------

Fossil, Inc.               100      253.33    175.00    111.66    180.00    333.33

Nasdaq Stock Market        100      116.84    114.21    161.52    198.66    243.79

Nasdaq Retail Trades       100      120.96    110.20    121.40    144.74    170.56
-----------------------------------------------------------------------------------


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which became effective May 1, 1991, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (the "10% Stockholders"), to file reports of ownership and changes of ownership with the SEC and the Nasdaq National Market. Officers, directors and 10% Stockholders of the Company are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms so filed. Based solely on review of copies of such forms received, the Company believes that, during the last fiscal year, all filing requirements under
Section 16(a) applicable to its officers, directors and 10% Stockholders were timely met, with the exception of Mr. Barnes who filed a Form 4 with respect to two transactions four days late.


    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION
       OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTIONS AS A DIRECTOR.
                       ----------------------------------

    INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT MAY BE THE SUBJECT OF
         GRANTS UNDER THE 1993 LONG-TERM INCENTIVE PLAN OF FOSSIL, INC.
                                  (Proposal 3)


General Description of the Proposal

     The Board of Directors has approved a proposed amendment to paragraph 4 of the 1993 Long-Term Incentive Plan of Fossil, Inc. to increase the aggregate number of shares of Common Stock which shall be available for awards by 900,000 shares. The Board of Directors believes that it is desirable to increase the number of shares available for award under the Incentive Plan in order to ensure that the Company has a sufficient number of shares available to attract and retain employees who hold positions of responsibility and whose performance can have a significant effect on the success of the Company.

Principal Features of the Incentive Plan.

     General. Pursuant to the Incentive Plan which was adopted in 1993, officers and other key employees of the Company and its subsidiaries are eligible to receive options to purchase shares of Common Stock, which include incentive stock options ("Incentive Option(s)") meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options ("Nonqualiafied Stock Options") (together with Incentive Options, "Options"), as well as stock appreciate rights, stock awards and cash awards (collectively, "Awards").

     The purpose of the Incentive Plan is to retain key executives and other selected employees and reward them for making major contributions to the success of the Company and its subsidiaries. It is intended that this purpose be achieved by making awards to employees thereunder and thereby providing such employees with a proprietary interest in the growth and performance of the Company and its subsidiaries.

     The Incentive Plan is administered by the Compensation Committee. The Board of Directors has delegated to the Compensation Committee the responsibility and authority to administer the Incentive Plan, including the determination of eligibility to participate, the making of Awards and, when appropriate, the adoption of rules and regulations for such administration. The Compensation Committee consists of three members, each of whom is a "disinterested person" for purposes of the Incentive Plan within the meaningn of Rule 16b-3 under the Exchange Act.

     The persons eligible to participate in the Incentive Plan include employees of the Company and its subsidiaries who hold positions of responsibility and whose performance, in the judgment of the Compensation Committee, can have a significant effect on the success of the Company and its subsidiaries.

     The maximum number of shares of Common Stock that may be made the subject of a grant of Awards under the Incentive Plan is 2,625,000 shares. Such amount is subject to the adjustment provisions contained in the Incentive Plan. The shares of Common Stock subject to the Incentive Plan will consist of unissued shares or shares held in treasury by the Company, and such amount of shares will be reserved by the Company for sale for such purpose. If any outstanding Awards or portion thereof expires, is canceled or is otherwise terminated for any reason (other than upon the surrender of the Award pursuant to the Incentive
Plan), the shares allocable to the canceled or otherwise terminated Award or portion thereof may again be the subject of Awards granted under the Incentive Plan.

     Stock Options. The purchase price for shares subject to Options will be determined by the Compensation Committee. The Options will be for such term as the Compensation Committee shall determine. Options granted to eligible employees will become exercisable in one or more installments on such date or dates and subject to such conditions as the Compensation Committee may determine, and the terms and conditions of such exercise will be set forth in the stock option agreement entered into by each eligible employee and the Company. It is anticipated that Options granted under the Incentive Plan may be exercised at any time during the ten-year period beginning on the date of grant,
subject       to       the        limitation        that       such      Options
shall vest and become exercisable (i) with respect to 50% of the total number of Option shares, as of the first anniversary date of the grant; (ii) with respect to 25% of the total number of Option shares, as of the second anniversary date of the grant; and (iii) with respect to the remaining 25% of the total number of Option shares, as of the third anniversary date of the grant. To the extent not exercised, installments will accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires, except that the stock option agreement may provide for the forfeiture of vested and non-vested options upon the occurrence of specified events. The Compensation Committee may accelerate the exercisability of an Option or portion thereof at any time.

     The exercise price of each Option will be paid in full at the time of exercise in cash or, if permitted by the Compensation Committee, by means of tendering Common Stock or surrendering another Award, including shares of restricted stock, valued at fair market value on the date of exercise.

     Stock Appreciation Rights. An Award may consist of a right to receive a payment, in cash or Common Stock, equal to the excess of the fair market value or other specified valuation of a specific number of shares of Common Stock on the date the stock appreciation right is exercised over a specified strike price as determined by the Compensation Committee and set forth in the Award agreement.

     Stock Awards. An Award may consist of Common Stock or may be denominated in units of Common Stock. All or part of any stock award may be subject to conditions established by the Compensation Committee, and set forth in the Award agreement, which may including continuous service with the Company and its subsidiaries, achievement of specific business objectives, increases in specified indices, attaining growth rates and other comparable measurements of performance. Such Awards may be based on fair market value or other specified valuations. The certificates evidencing shares of Common Stock issued in connection with a stock award shall contain appropriate legends and restrictions describing the terms and conditions of the restrictions applicable thereto.

     Cash Awards. An Award may be denominated in cash with the amount of the eventual payment subject to future service and such other restrictions and conditions as may be established by the Compensation Committee, and set forth in the Award agreement, including, but not limited to, continuous service with the Company and its subsidiaries, achievement of specific business objectives, increases in specified indices, attaining growth rates and other comparable measurements of performance.

     Other Provisions. The Incentive Plan provides that in the event of any subdivision or consolidation of outstanding shares of Common Stock or declaration of a dividend payable in shares of Common Stock or capital reorganization or reclassification or other similar transactions, the Compensation Committee may adjust proportionally (i) the number of shares of Common Stock reserved under the plan and covered by Awards thereunder; (ii) the exercise or other price in respect of such Awards; and (iii) the appropriate fair market value and other price determinations for such Awards. In the event of any consolidation or merger of the Company with another company, or the adoption of a plan of exchange affecting the Common Stock, the Compensation Committee shall make such adjustments or other provisions as it may deem equitable. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Compensation Committee shall be authorized to issue or assume stock options, regardless of whether in a transaction to which Section 425(a) of the Internal Revenue Code applies, by means of substitution of new options, or to make provisions for the acceleration of the exercisability of, or lapse of restrictions with respect to, Awards and the termination of unexercised options in connection with such transaction.

     Upon the termination of employment by a participant under the Incentive Plan, any unexercised, deferred or unpaid Awards shall be treated as provided in the Award agreement executed by the employee and the Company. In the event of termination, the Compensation Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting of an Award, eliminate or make less restrictive any restrictions contained in an Award of otherwise amend or modify the Award in any manner not adverse to such employee.

     The Board may amend, modify, suspend or terminate the Incentive Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would impair the rights of any participiant under any award granted to such participant shall be made without such participiant's consent and (ii) no amendment or alteration shall be effective prior to approval by the Company's stockholders to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any award then outstanding (unless the holder of such award consents) to the extent stockholder approval is otherwise required by applicable legal requirements.

     No Award granted to an employee pursuant to the Incentive Plan will be assignable or transferable except by will or the laws of descent or distribution, or to a Qualified Domestic Relations Order (as that term is defined in the Internal Revenue Code or Title I of the Employee Retirement Income Security Act, and rules promulgated thereunder). Any attempted assignment or transfer of an Award or any other benefit under the Incentive Plan inconsistent with this paragraph shall be null and void.

     Options Granted. As of January 3, 1998, the Company and its Subsidiaries had approximately 250 employees who were eligible to participate in the Incentive Plan. In the fiscal year ended January 3, 1998, the Company had granted to certain key employees options under the Incentive Plan to purchase an aggregate of 506,588 shares of Common Stock at an average exercise price of $8.651 per share. These Options are exercisable during the ten-year period beginning on the date of the grant, subject to the limitation that such Options shall vest and become exercisable in accordance with the terms and conditions contained in the stock option award agreement with each eligible employee. In general, such Options vest and become exercisable (i) with respect to 50% of the total number of Option shares, as of the first anniversary date of the grant;
(ii) with respect to 25% of the total number of Option shares, as of the second anniversary date of the grant; and (iii) with respect to the remaining 25% of the total number of Option shares, as of the third anniversary date of the grant. The closing price of the Common Stock as reported on the Nasdaq National Market on March 31, 1998 was $21.58 per share after giving effect to the 3-for-2 Stock Dividend.

Federal Income Tax Consequences

     Incentive Stock Options. An Optionee to whom an Incentive Option is granted under the Incentive Plan will not recognize income upon either the grant or the exercise of the Incentive Option. However, the excess of the fair market value of the shares of Common Stock purchased over the exercise price (the "spread") will increase the alternative minimum taxable income of the Optionee, which may cause such Optionee to incur "alternative minimum tax." The date on which the "spread" will be determined is generally as follows: (i) in the case of an Optionee who is not an officer or director of the Company, the date of exercise and (ii) in the case of an Optionee who is an officer or director of the Company, the date on which a sale of such Common Stock would no longer subject the Optionee to claim under Section 16(b) of the Exchange Act (usually six months after purchase). The payment of any alternative minimum tax attributable to the exercise of an Incentive Option would be allowed as a credit against the Optionee's regular tax liability in a later year to the extent the Optionee's regular tax liability is in excess of the alternative minimum tax for that year.

     On the sale of shares of Common Stock acquired by exercise of an Incentive Option (assuming that the sale does not occur within two years from the date of grant of the Incentive Option or within one year from the date of exercise), the Optionee generally will be taxed on the excess (the "realized gain") of the amount realized on the sale of such shares over the exercise price of the Incentive Option at the tax rate then applicable to long-term capital gains. If the shares purchased upon the exercise of an Incentive Option are sold or disposed of (including a transfer of such shares in satisfaction of the exercise price of another Incentive Option) within two years from the date of grant or one year from the date of exercise, a "disqualifying disposition" will occur. The Optionee generally will recognize in the year of a disqualifying disposition (assuming the disposition is to an unrelated party) (i) ordinary income in an amount equal to the realized gain or, if less, the excess of the fair market value of the shares of Common Stock on the date of exercise of the Incentive Option over the exercise price and (ii) capital gain equal to the excess, if any, of the realized gain over the amount of ordinary income recognized under the rule described in clause (i). If the exercise price exceeds the amount realized in the subsequent disqualifying disposition, such excess would ordinarily constitute a capital gain. Any Optionee who makes a disqualifying disposition of any shares of Common Stock issued to the Optionee pursuant to the Optionee's exercise of an Incentive Option must, within ten days of the disposition, notify the Company and immediately deliver to the Company any amount of federal income tax withholding required by law.

     If the Optionee pays the exercise price of an Incentive Option by using shares of Common Stock prerviously acquired pursuant to the exercise of an incentive Option, no gain will be recognized by the Optionee on the disposition of such previously acquired shares provided such disposition does not constitute a disqualifying disposition. Under proposed Treasury regulations, the tax basis of previously acquired shares of Common Stock used to pay part or all of the exercise price of an Incentive Option will be allocated to the same number of shares received on exercise as the number of shares surrendered, and, except as provided in the last sentence of this paragraph, the holding period of such shares received will have a basis equal to the amount of cash, if any, paid on the exercise and will have a holding period that begins on the date the shares are transferred to the Optionee. The proposed regulations further provide that
(i) for purposes of determining whether a disqualifying disposition has occurred the holding period of all of the shares acquired pursuant to the exercise of an Incentive Option with previously acquired shares will commence on the date such shares are transferred to the Optionee and (ii) a disqualifying disposition of such shares will be deemed to be a disposition of the shares with the lowest tax basis.

     The Company will not be entitled to a tax deduction upon the grant or exercise of an Incentive Option. The Company will be entitled to a deduction in the year of a disqualifying disposition to the extent the Optionee recognizes ordinary income as a result of a disqualifying disposition.

     Nonqualiafying Stock Options. An Optionee to whom a Nonqualified Stock Option is granted under the Incentive Plan or the Stock Option Plan will not recognize income at the time of the grant of the Nonqualified Stock Option. Upon the exercise of a Nonqualified Stock Option, the Optionee will recognize ordinary income (subject to withholding by the Company) in an amount equal to the difference between the fair market value of the shares of Common Stock as of the date of exercise and the exercise price, unless the Optionee is an officer or director of the Company. If the Optionee is an officer or director, such taxation and withholding would normally be deferred (unless the Optionee files an election with the Internal Revenue Service to be taxed in the manner described in the preceding sentence) until such time as the Optionee is no longer subject to a claim under Section 16(b) of the Exchange Act on the sale of such stock (usually six months after purchase), at which time the Optionee would recognize ordinary income equal to the excess of the then fair market value of such Common Stock over the exercise price. The Optionee generally will have a tax basis in the shares of Common Stock received pursuant to the exercise of a Nonqualified Stock Option equal to the fair market value of such shares on the date on which the Optionee recognizes income as discussed in this paragraph.

     Under current rulings, if the Optionee uses previously held shares of Common Stock in satisfaction of part or all of the exercise price of a Nonqualified Stock Option, no gain will be recognized on the disposition of such previously held shares or on receipt of the equivalent number of shares acquired on exercise. The tax basis (and holding period) of such previously held shares will be allocated to the same number of shares acquired on exercise as the number of previously held shares used to pay the exercise price. The fair market value of any shares of Common Stock received by the Optionee in excess of the number of shares used to pay the exercise price (less the amount of cash, if any, paid by the Optionee) will be taxed in accordance with the rules described in the immediately preceding paragraph, and the holding period for such additional shares will commence on the date of exercise of the options.

     Upon a subsequent sale of shares of Common Stock acquired pursuant to the exercise of a Nonqualified Stock Option, the holder will generally recognize long-term or short-term capital gain or loss, depending upon the holding period of the shares, in an amount equal to the difference between the amount realized upon such sale and his or her tax basis in the shares sole. The holding period requuired for long-term capital gain or loss is currently more than one year.

     The Company will be entitled to a tax deduction that corresponds as to timing and amount with the ordinary income recognized by the Optionee on a Nonqualified Stock Option if and to the extent that such amount is an ordinary and necessary business expense to the Company and the reasonable compensation test and applicable withholding requirement are satisfied.

Estimated Benefits

     No benefits or amounts have been allocated to eligible employees under the Incentive Plan with respect to this proposal, nor are any such benefits or amounts now determinable. For comparison purposes, refer to the grants and awards that were made under the Incentive Plan in the year ended January 3, 1998 as shown in the Option /SAR Grants in Last Fiscal Year table on page 15. In addition, in the year ended January 3, 1998, 105,000 options were granted to the Named Executive Officers as a group and 506,588 options were granted to all eligible employees as a group.

Effective Date of the Amendment and Board Recommendation

     The proposed amendment to increase the aggregate number of shares of Common Stock which shall be available for award under the Incentive Plan, if passed, would become effective immediately upon the approval of the Amendment by the stockholders. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present and entitled to vote at the Annual Meeting is required to adopt the amendment.

     The Board of Directors has approved the proposed amendment to the Plan and submits the following resolution for adoption by the stockholders at the Annual Meeting of Stockholders:

     RESOLVED, the Board of Directors hereby approves an amendment to paragraph 4 of the Incentive Plan to increase the aggregate number of shares of Common Stock which shall be available for awards by 600,000 shares (900,000 shares after giving effect to the 3-for-2 Stock Dividend) and that to accomplish the foregoing, after giving effect to the Stock Dividend, the first sentence of paragraph 4 of the Incentive Plan shall be amended to read as follows:

     "Common Stock Available for Award. There shall be available for Awards granted wholly or partly in Common Stock (including rights or options which may be exercised for or settled in Common Stock) during the term of this Plan an aggregate of 3,525,000 shares of Common Stock."

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE INCREASE IN
     THE NUMBER OF SHARES OF COMMON STOCK THAT MAY BE THE SUBJECT OF GRANTS
            UNDER THE 1993 LONG-TERM INCENTIVE PLAN OF FOSSIL, INC.
                     --------------------------------------

                                 OTHER BUSINESS

     The Board knows of no other business to be brought before the Annual Meeting. If, howewver, any other business should properly come before the Annual Meeting, the person named in the accompanying proxy will vote the proxy as in his discretion he may deem appropriate, unless directed by the proxy to do otherwise.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's independent public accounts for the fiscal year ended January 3, 1998 were the firm of Deloitte & Touche LLP. It is expected that one or more representatives of such firm will attend the Annual Meeting and be available to respond to appropriate questions. The Board of Directors of the Company, on the recommendation of the Audit Committee, has selected the firm of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending January 2, 1999.

                   DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS


     Stockholder proposals to be included in the proxy statement for the next Annual Meeting must be received by the Company at its principal executive offices on or before December 20, 1998 for inclusion in the Company's Proxy Statement relating to that meeting.


                                   BY ORDER OF THE BOARD OF DIRECTORS



                                   /s/ T.R. Tunnell
                                   ---------------------------------------
                                   T.R. Tunnell
                                   Senior Vice President, Development
                                   and Chief Legal Officer and Secretary

April 20, 1998
Richardson, Texas

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                  FOSSIL, INC.
                            2280 N. Greenville Avenue
                             Richardson, Texas 75082

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints T.R. Tunnell and Randy S. Kercho, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all of the shares of the common stock of Fossil, Inc. (the "Company"), held of record by the undersigned on April 3, 1998, at the Annual Meeting of Stockholders of the Company to be held on May 27, 1998, and any adjournment(s) thereof.

                    [To Be Dated And Signed On Reverse Side]

     THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 2, FOR PROPOSAL 3, AND, THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL 4.

     1. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CREATE A CLASSIFIED BOARD OF DIRECTORS.

                 [ ]  FOR          [ ]  AGAINST              [ ]  ABSTAIN

     2. PROPOSAL TO ELECT SEVEN (7) DIRECTORS OF THE COMPANY TO SERVE FOR TERMS OF ONE TO THREE YEARS, RESPECTIVELY, OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED IF PROPOSAL 1 IS APPROVED, AND TO ELECT THE SAME PERSONS AS DIRECTORS FOR A TERM OF ONE YEAR IF PROPOSAL 1 IS NOT APPROVED.

        [ ]                 FOR all nominees listed
                            (except as marked below to the contrary)

        [ ]                 WITHHOLD AUTHORITY to vote for all nominees listed

     Tom Kartsotis                 Jal S. Shroff                 Donald J. Stone
     Kosta N. Kartsotis            Kenneth W. Anderson
     Michael W. Barnes             Alan J. Gold

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)




     3. PROPOSAL TO AMEND THE 1993 LONG-TERM INCENTIVE PLAN OF FOSSIL, INC. TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT MAY BE MADE THE SUBJECT OF A GRANT.

                [ ]  FOR          [ ]  AGAINST               [ ]  ABSTAIN

     4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                 [ ]  FOR         [ ]  AGAINST               [ ]  ABSTAIN

                        Dated ____________________, 1998


                        ---------------------------------------------------
                                            Signature


                        ---------------------------------------------------
                           Signature, If Held Jointly


Please execute this proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.